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FORM 4
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                                                  U.S. SECURITIES AND EXCHANGE COMMISSION
/ /   Check this box if no longer                           WASHINGTON, D.C.  20549
      subject to Section 16.  Form 4
      or Form 5 obligations may                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
      continue.  See Instruction 1(b)

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                           Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1.Name and Address of Reporting Person*   2.Issuer Name and Ticker or Trading Symbol   6.Relationship of Reporting Person to Issuer
  Cranberg     Alex           M.                Esenjay Exploration, Inc. (ESNJ)            X  Director         X   10% Owner
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 (Last)      (First)        (Middle)      3.IRS or Social Security  4.Statement for             Officer (give       Other (Specify
                                            Number of Reporting       Month/Year          -----         title -----         below)
     511 16th Street, Suite 300             Person (Voluntary)        September 1999                    below)
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                (Street)                                            5.If Amendment,    7.Individual or Joint/Group Filing
                                                                      Date of Original       (Check applicable line)
                                                                      (Month/Year)          X   Form filed by One Reporting Person
                                                                                          -----
                                                                                                Form filed by more than one
  Denver      Colorado        80202                                                       ----- Reporting Person
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(City)       (State)          (Zip)  TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security    2.Trans-   3.Transaction  4.Securities Acquired (A)      5.Amount of        6.Ownership        7.Nature of
  (Instr. 3)             action     Code           or Disposed of (D)             Securities         Form:              Indirect
                         Date       (Instr. 8)     (Instr. 3, 4 and 5)            Beneficially       Direct (D) or      Beneficial
                                                                                  Owned at End       Indirect (I)       Ownership
                         (Month/                                                  of Month           (Instr. 4)         (Instr. 4)
                          Day/    ----------------------------------------        (Instr. 3 and 4)
                          Year)     Code   V      Amount  (A) or    Price
                                                          (D)
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Common Stock             9/15/99     P            275,000    A     $2.00/sh         4,715,968             (1)              (1)
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Common Stock             9/23/99     J(2)          54,112    A     (2)              4,715,968             (1)              (1)
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* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                (Print or Type Response)                      (Over)


FORM 4 (CONTINUED)    TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative  2. Conver-    3. Trans-   4. Trans-    5. Number of       6. Date Exer-   7. Title and Amount  8. Price
   Security                sion or       action      action       Derivative         cisable and     of Underlying        of
   (Instr. 3)              Exercise      Date        Code         Securities Ac-     Expiration      Securities           Deriv-
                           Price of      (Month/     (Instr. 8)   quired (A) or      Date            (Instr. 3 and 4)     ative
                           Deriv-        Day/                     Disposed of (D)    (Month/Day/                          Secur-
                           ative         Year)                    (Instr. 3, 4,      Year)                                ity
                           Security                               and 5)          ------------------------------------    (Instr. 5)
                                                                                  Date     Expira-           Amount or
                                                  ------------------------------- Exer-    tion       Title  Number of
                                                     Code  V      (A)      (D)    cisable  Date              Shares
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None
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1. Title of Derivative     9. Number of         10. Ownership         11. Nature of
   Security                   Derivative            Form of               Indirect
   (Instr. 3)                 Securities            Derivative            Beneficial
                              Beneficially          Security:             Ownership
                              Owned at End          Direct (D)            (Instr. 4)
                              of Month              or Indirect (I)
                              (Instr. 4)            (Instr. 4)
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Explanation of Responses:

     (1) Includes 4,661,856 shares held indirectly by the reporting person through Aspect Resources, LLC and 54,112 shares held by the Reporting Person's spouse.  The reporting person is an officer, director and principal shareholder of the manager of Aspect
Resources, LLC.  The reporting person disclaims beneficial ownership of the securities held by Aspect Resources, LLC, except to the extent of his pecuniary interest therein.

     (2) The Reporting Person's spouse was a shareholder of 3DX Technologies Inc. ("3DX").  On September 23, 1999, 3DX was merged with and into the Company and, as a consequence, the shares held by the spouse of the Reporting Person were converted into the right to receive one share of common stock of the Company for every 3.25 shares of common stock of 3DX held by her.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ Alex Cranberg               8/10/98
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               -----------------------------------------
                                                                                           *Signature of Reporting Person       Date



Note:  File three copies of this Form, one of which must be manually signed.                                                  Page 2
       If space provided is insufficient, see Instruction 6 for procedure.